                                                                  EXHIBIT (c)(1)

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                               JOHNSON & JOHNSON,

                             ET/FM ACQUISITION CORP.

                                       AND

                                   FEMRX, INC.

                           DATED AS OF OCTOBER 3, 1998
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                                TABLE OF CONTENTS

                          AGREEMENT AND PLAN OF MERGER

                                    ARTICLE I

                                    THE OFFER
                                                                     Page

Section 1.01   The Offer.....................................         3
Section 1.02   Company Actions...............................         5

                                   ARTICLE II

                                   THE MERGER

Section 2.01   The Merger....................................         7
Section 2.02   Closing.......................................         7
Section 2.03   Effective Time................................         7
Section 2.04   Effects of the Merger.........................         8
Section 2.05   Certificate of Incorporation and Bylaws.......         8
Section 2.06   Directors.....................................         8
Section 2.07   Officers......................................         8

                                   ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.01        Effect on Capital Stock.................          9
Section 3.02        Exchange of Certificates................         10

                                   ARTICLE IV

                   REPRESENTATIONS & WARRANTIES OF THE COMPANY

Section 4.01        Organization...................................    13
Section 4.02        Company Subsidiaries; Equity Interests.........    13
Section 4.03        Capitalization.................................    14
Section 4.04        Authority......................................    15
Section 4.05        Consents and Approvals; No Violations..........    15
Section 4.06        SEC Documents; Financial Statements............    16
Section 4.07        Information Supplied...........................    17
Section 4.08        Absence of Certain Changes or Events...........    17
Section 4.09        Litigation.....................................    18
Section 4.10        Contracts......................................    19
Section 4.11        Compliance with Laws...........................    19
Section 4.12        Environmental Matters..........................    20
Section 4.13        Absence of Changes in Benefit Plans; Labor
                    Relations......................................    21
Section 4.14        ERISA Compliance...............................    21
Section 4.15        Taxes..........................................    24
Section 4.16        No Excess Parachute Payments...................    25
Section 4.17        Title to Properties............................    25
Section 4.18        Intellectual Property..........................    26
Section 4.19        Material Agreements............................    26
Section 4.20        Voting Requirements............................    26
Section 4.21        State Takeover Statutes........................    27
Section 4.22        Brokers; Schedule of Fees and Expenses.........    27
Section 4.23        Opinion of Financial Advisor...................    27

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                OF PARENT AND SUB

Section 5.01        Organization...................................    28
Section 5.02        Authority......................................    28
Section 5.03        Consents and Approvals; No Violations..........    28
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Section 5.04        Information Supplied...........................    29
Section 5.05        Interim Operations of Sub......................    30
Section 5.06        Brokers........................................    30
Section 5.07        Financing......................................    30
Section 5.08        Section 203....................................    30

                                   ARTICLE VI

                                    COVENANTS

Section 6.01        Conduct of Business............................    31
Section 6.02        No Solicitation................................    34
Section 6.03        Certain Tax Matters............................    36
Section 6.04        Other Actions..................................    36
Section 6.05        Advice of Changes; Filings.....................    37

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

Section 7.01        Company Stockholder Approval; Preparation
                    of Proxy Statement.............................    37
Section 7.02        Access to Information; Confidentiality.........    39
Section 7.03        Reasonable Efforts; Notification...............    40
Section 7.04        Cooperation....................................    41
Section 7.05        Stock Option Plans.............................    42
Section 7.06        Indemnification, Exculpation and Insurance.....    43
Section 7.07        Directors......................................    44
Section 7.08        Fees and Expenses..............................    44
Section 7.09        FIRPTA Certificate.............................    45
Section 7.10        Public Announcements...........................    45
Section 7.11        Arrangements for Key Employees.................    45
Section 7.12        Stop Transfer..................................    45
Section 7.13        Credit Facility................................    46
Section 7.14        Information Agent..............................    46

                                  ARTICLE VIII

                                   CONDITIONS

Section 8.01        Conditions to Each Party's Obligation to
                    Effect the Merger...........................  47

                                   ARTICLE IX

                            TERMINATION AND AMENDMENT

Section 9.01        Termination.................................  47
Section 9.02        Effect of Termination.......................  49
Section 9.03        Amendment...................................  50
Section 9.04        Extension; Waiver...........................  50
Section 9.05        Procedure for Termination, Amendment,
                    Extension or Waiver.........................  50

                                    ARTICLE X

                                  MISCELLANEOUS

Section 10.01       Nonsurvival of Representations, Warranties
                    and Agreements..............................  51
Section 10.02       Notices.....................................  51
Section 10.03       Interpretation..............................  52
Section 10.04       Counterparts................................  53
Section 10.05       Entire Agreement; Third Party Beneficiaries.  53
Section 10.06       Governing Law...............................  54
Section 10.07       Assignment..................................  54
Section 10.08       Enforcement.................................  54
Section 10.09       Severability................................  54
Section 10.10       Compliance with Law.........................  55
Section 10.11       Dispute Resolution..........................  55
Section 10.12       Mediation...................................  57
Section 10.13       Obligation of Parent........................  58

       EXHIBIT A     Conditions of the Offer       A-1

                           AGREEMENT AND PLAN OF MERGER (the Agreement) dated as
                  of October 3, 1998, among JOHNSON & JOHNSON, a New Jersey corporation ("Parent"), ET/FM ACQUISITION CORP., a Delaware corporation ("Sub") and a wholly-owned subsidiary of Parent, and FEMRX, INC., a Delaware corporation (the "Company").

                              Preliminary Statement

                  The respective Boards of Directors of Parent, Sub and the Company have approved and found advisable this Agreement and the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement. In furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer to purchase all the outstanding shares of common stock, par value $0.001 per share, of the Company (the "Company Common Stock"; all the outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares") at a purchase price of $2.35 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement (as it may be amended from time to time as permitted under this Agreement, the "Offer"). The Board of Directors of the Company has adopted resolutions approving the Offer and the Merger (as defined below), recommending that the Company's stockholders accept the Offer and approving the acquisition of Shares by Sub pursuant to the Offer. The respective Boards of Directors of Parent, Sub and the Company have each approved the merger (the "Merger") of Sub into the Company, upon the terms and subject to the conditions set forth in this Agreement, whereby each Share, other than Shares owned directly or indirectly by Parent, Sub or the Company and Dissenting Shares (as defined in Section 3.01(d)), will be converted into the right to receive the price per Share paid in the Offer. Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

                  Each capitalized term used herein and not otherwise defined shall have the meaning accorded it under Section 10.03.

                  NOW, THEREFORE, Parent, Sub and the Company hereby agree as follows:

                                    ARTICLE I

                                    The Offer

                  SECTION 1.01. The Offer. (a) Provided that none of the conditions set forth on Exhibit A hereto shall have occurred and be continuing, as promptly as practicable but in no event later than five business days after the date of the public announcement (on the date hereof or the following day) by Parent and the Company of this Agreement, Sub shall, and Parent shall cause Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer, conduct and consummate the Offer and accept for payment, and pay for, any Shares tendered and not withdrawn pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (the "Offer Conditions") (any of which may be waived in whole or in part by Sub in its sole discretion). Sub expressly reserves the right, subject to compliance with the Exchange Act, to modify the terms of the Offer, except that, without the express written consent of the Company, Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price,
(iii) add to or modify the Offer Conditions, (iv) except as provided in the next two sentences, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend or alter any other term of the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, Sub may, without the consent of the Company, (A) extend the Offer, if at the scheduled or any extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, (C) extend the Offer for up to ten business days if the Minimum Tender Condition (as defined in Exhibit A) has not been satisfied as of the scheduled expiration date of the Offer and (D) extend the Offer for any reason for up to two business days. Without limiting the right of Sub to extend the Offer pursuant to the immediately preceding sentence, in the event that (i) the Minimum Tender Condition has not been satisfied or (ii) any condition set forth in paragraph (a) of Exhibit A is not satisfied at the scheduled expiration date of the Offer, Sub shall, and Parent shall cause Sub to, extend the expiration date of the Offer in increments of five business days each until the earliest to occur of (x) the satisfaction or waiver of the
Minimum Tender Condition or such other condition, or Parent reasonably determines that any Offer Condition is not capable of being satisfied on or prior to December 29, 1998, (y) the termination
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                                                                               4


of this Agreement in accordance with its terms and (z) December 29, 1998; provided, however, that if any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) has publicly made a Takeover Proposal (as defined in Section 6.02(a)) or disclosed in writing its intention to make a Takeover Proposal, Sub shall not be required pursuant to this sentence to extend the Offer for more than 20 business days beyond the date on which such Takeover Proposal was publicly announced or such intention was disclosed if at the end of such 20 business day period the Company has given Parent a Notice of Superior Proposal with respect to the Takeover Proposal. Subject only to the conditions set forth in Exhibit A, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer.

                  (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (such
Schedule 14D-1, as supplemented or amended from time to time, the "Schedule 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents") and shall mail the Schedule 14D-1 to the stockholders of the Company. Parent and Sub agree that the Offer Documents shall comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder, and the Offer Documents, on the date first filed with the SEC and on the date published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Sub with respect to written information supplied by the Company or any of its stockholders specifically for inclusion or incorporation by reference in the Offer Documents. Parent, Sub and the Company each agrees promptly to correct any written information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to amend or supplement the Schedule 14D-1 and, as applicable, the Offer Documents and to cause the Schedule 14D-1 as so amended and supplemented to be filed with the SEC and the other Offer Documents as so amended and
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                                                                               5


supplemented to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

                  (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any and all Shares that Sub becomes obligated to purchase pursuant to the Offer.

                  (d) Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax law; provided, however, that Sub shall promptly pay any amounts deducted and withheld hereunder to the applicable governmental authority, shall promptly file all tax returns and reports required to be filed in respect of such deductions and withholding, and shall promptly provide to the Company proof of such payment and a copy of all such tax returns and reports.

                  SECTION 1.02. Company Actions. (a) Subject to 6.02(b) the Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions approving this Agreement the Offer and the Merger, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders accept the Offer, and tender their Shares pursuant to the Offer. The Company represents that its Board of Directors has received the opinion of Warburg Dillon Read & Co. Inc. ("WDR") that, as of the date thereof and based upon and subject to the matters set forth therein, the cash consideration to be offered by Parent to the holders of the Company's common stock in the Offer and the Merger is fair, from a financial point of view, to such stockholders, and a complete and correct signed copy of such opinion has been delivered by the Company to Parent.

                  (b) Promptly after the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as supplemented or amended from time to time, the "Schedule 14D-9") containing the recommendation described in Section 1.02(a) and shall mail the Schedule 14D-9 to the stockholders of the Company. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to written information supplied by Parent or Sub specifically for inclusion in the Schedule 14D-9. The Company, Parent and Sub each agree promptly to correct any written information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

                  (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all current lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon such termination, promptly deliver, and will use their best efforts to cause their agents promptly to deliver, to the Company all copies of such information (and all copies of information derived therefrom) then in their possession or control.

                                   ARTICLE II

                                   The Merger

                  SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL") and any other applicable State law, Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.03). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. At the election of Parent, any direct or indirect wholly-owned subsidiary (as defined in Section 10.03) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

                  SECTION 2.02. Closing. The closing of the Merger will take place at 10:00 a.m. (New York City time) on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, NJ 08933, unless another date, time or place is agreed to in writing by the parties hereto.

                  SECTION 2.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL and other applicable law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time specified in the Certificate of Merger as Sub and the Company shall agree (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

                  SECTION 2.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

                  SECTION 2.05. Certificate of Incorporation and Bylaws. (a) The Certificate of Incorporation of the Company (the "Certificate of
Incorporation"), as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                  (b) The bylaws of the Company (the "Bylaws") as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

                  SECTION 2.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  SECTION 2.07. Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE III
                Effect of the Merger on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

                  SECTION 3.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Sub:

                  (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.001 per share, of the Surviving Corporation.

                  (b) Cancellation of Treasury Stock and Parent Owned Stock. Each Share that is owned by the Company and each Share that is owned by Parent or Sub shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each Share that is owned by any direct or indirect wholly-owned subsidiary of Parent (other than Sub) or the Company shall remain outstanding without change.

                  (c) Conversion of Company Common Stock. Subject to Section 3.01(d), each issued and outstanding Share (other than Shares to be canceled or to remain outstanding in accordance with Section 3.01(b) and other than Dissenting Shares) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price or, if applicable, such greater cash amount as may have been paid to any holder pursuant to the Offer (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

                  (d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a "Dissenting Stockholder") who has neither voted in favor of the Merger nor consented in writing thereto and otherwise complies with all the applicable provisions of applicable state law concerning the right of holders of Company Common Stock to dissent from the Merger and require appraisal of their Shares ("Dissenting Shares") shall not be converted as described in Section 3.01(c) but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to applicable laws. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right to appraisal, in any case pursuant to applicable state law, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) if and after Sub shall have accepted for payment Shares pursuant to and subject to the Offer Conditions, the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                  SECTION 3.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a reputable bank or trust company to act as paying agent in the Merger (the "Paying Agent"). From time to time prior to, or on the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available to the Paying Agent cash in amounts and at the times necessary for the prompt payment of the Merger Consideration upon surrender of Certificates (as defined in Section 3.02(b)). Any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to the Parent upon request.

                  (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates") whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 3.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Paying Agent shall pay pursuant to irrevocable instructions given by Sub or Parent, the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

                  (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, except notation thereon that a stockholder has elected to exercise his right to appraisal pursuant to applicable law, they shall be canceled and exchanged as provided in this Article III.

                  (d) No Liability. Any funds deposited with the Paying Agent that remain unclaimed by the former stockholders of the Company for one year after the Effective Time shall be paid to the Surviving Corporation upon demand, and any former stockholders of the Company who have not theretofore complied with the instructions for exchanging their Certificates provided herein shall thereafter look only to the Surviving Corporation for payment of their claims for the Merger Consideration set forth in Section 3.01 hereof for each Share held by such stockholder, without any interest thereon. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.05)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

                  (e) Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing Shares shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 3.01, in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may require of the holder of such lost, stolen or destroyed Certificates.

                  (f) Withholding Rights. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law.

                                   ARTICLE IV

                  Representations and Warranties of the Company

                  Except as disclosed in the SEC Documents (as defined in Section 4.06) filed or publicly available prior to the date of this Agreement (the "Filed SEC Documents") or set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any subsection of this Agreement shall be deemed to have been disclosed with respect to all subsections of this Agreement, the Company represents and warrants to Parent and Sub as follows:

                  SECTION 4.01. Organization. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so duly qualified or licensed and in good standing individually or in the aggregate would not have a Material Adverse Effect on the Company. The Company has made available to Parent complete and correct copies of its Certificate of Incorporation and Bylaws, and the certificate of incorporation and bylaws or other organizational documents of each of its subsidiaries, in each case as amended to the date of this Agreement.

                  SECTION 4.02. Company Subsidiaries; Equity Interests. (a)
Schedule 4.02 hereto lists each subsidiary of the Company. All the outstanding shares of capital stock of each subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned by the Company, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

                  (b) Except for its interests in its subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, limited liability interest, joint venture interest or other ownership interest in any person.

                  SECTION 4.03. Capitalization. The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share ("Company Preferred Stock"). At the close of business on September 30, 1998, (i) 8,933,547 Shares were issued and outstanding, (ii) the Company did not hold any Shares in its treasury, (iii) 1,441,174 Shares were reserved for issuance upon exercise of outstanding Company Stock Options under the Stock Option Plans (each as defined in Section 7.05), (iv) 50,000 Shares were reserved for issuance upon exercise of a warrant, (v) 1 Share was reserved for issuance in connection with the ESPP (as defined in Section 7.05(b)) and (vi) no shares of Company Preferred Stock were issued and outstanding. Except as set forth above, since September 30, 1998, no shares of capital stock or other voting securities of the Company were issued, and no other shares of such stock or securities were reserved for issuance, issuable or outstanding. All outstanding Shares are, and all Shares which may be issued will be, when issued in accordance with the terms of the agreements, plans or other documents governing their issuance, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Certificate of Incorporation or the Bylaws of the Company or any contract, agreement, arrangement or understanding to which the Company is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its subsidiaries, or securities convertible into or exercisable for or exchangeable into any such shares, or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is a party to any voting agreement with respect to the voting of any of its securities.

                  SECTION 4.04. Authority. Except as set forth in Schedule 4.04 of the Company Disclosure Schedule, the Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the Shares if required by law (the "Company Stockholder Approval")). The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than, with respect to the Merger, the Company Stockholder Approval if required by law and except as set forth in Schedule 4.04 to the Company Disclosure Schedule). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent and Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                  SECTION 4.05. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act (including the filing with the SEC of the Schedule 14D-9 and a proxy or information statement relating to any required approval by or meeting of the Company's stockholders with respect to this Agreement (the "Proxy Statement")), the Merger Control Laws (as defined below), the DGCL and the laws of other states in which the Company is qualified to do or is doing business, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the Bylaws of the Company, (ii) require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their properties or assets, except in the case of clause (ii), (iii) and (iv) for failures, violations, breaches or defaults that individually or in the aggregate would not have a Material Adverse Effect on the Company. "Merger Control Laws" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and all other applicable bills, acts, decrees, regulations or ordinances relating thereto.

                  SECTION 4.06. SEC Documents; Financial Statements. The Company has filed with the SEC all reports, forms, schedules and statements and other documents required to be filed by it since January 1, 1997 (the "SEC Documents"). As of their respective filing dates, (i) the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed SEC Document, none of the SEC Documents contained at the date of filing any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There has been no Material Adverse Change with respect to the Company since the last SEC Document was filed. The financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth or reflected in the most recent financial statements included in the Filed SEC Documents, or incurred in the ordinary course of business consistent with past practice since the date of such statements, neither the Company nor any of its subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate are reasonably likely to have a Material Adverse Effect on the Company.

                  SECTION 4.07. Information Supplied. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9,
(iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or (iv) the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In the case of the Offer Documents, the Schedule 14D-9 and the Information Statement the foregoing representation and warranty shall be effective at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC and when they are first published, sent or given to the Company's stockholders. In the case of the Proxy Statement (as it may be amended or supplemented), the foregoing representation and warranty shall be effective at the time the Proxy Statement is first mailed to the Company's stockholders and at the time of the Stockholders Meeting (as defined in Section 7.01). The
Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on written information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

                  SECTION 4.08. Absence of Certain Changes or Events. Since the date of the most recent financial statements included in the Filed SEC Documents, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been (i) any Material Adverse Change in the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (A) any granting by the Company or any of its subsidiaries to any director, officer or key employee (as defined below) of any increase in compensation, except in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of the date of the most recent financial statements included in the Filed SEC Documents, (B) any granting by the Company or any of its subsidiaries to any director, officer or key employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent financial statements included in the Filed SEC Documents or (C) any entry by the Company or any of its subsidiaries into, or amendment of, any employment, severance or termination agreement with any director, officer or key employee except for employment agreements with Andrew Thompson and George Savage entered into concurrently herewith, (v) any damage, destruction or loss to property, whether or not covered by insurance, that individually or in the aggregate has or might have a Material Adverse Effect on the Company, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business except insofar as may have been required by a change in GAAP, or (vii) any tax election that individually or in the aggregate might have a Material Adverse Effect on the Company.

                  SECTION 4.09. Litigation. Except as disclosed in Schedule 4.09 of the Company Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company having, or which, insofar as reasonably can be foreseen, in the future could reasonably be expected to have, a Material Adverse Effect.

                  SECTION 4.10. Contracts. (a) Except as disclosed in the Filed SEC Documents, there are no contracts or agreements that are material contracts (as defined in Securities Act Regulation 601(b)(10)) with respect to the Company and its subsidiaries taken as a whole. Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any material lease, permit, concession, franchise, license or any other contract or agreement to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate would not result in a Material Adverse Effect on the Company.

                  (b) Section 4.10(b) of the Company Disclosure Schedule sets forth a complete list of each contract or agreement to which the Company or any of its subsidiaries is a party or bound (A) with any affiliate of the Company other than any direct or indirect wholly-owned subsidiary of the Company or (B) that includes any non-competition or similar provisions. The Company has made available to Parent and its representatives true and correct copies of all the agreements, contracts and arrangements set forth in Section 4.10(b) of the Company Disclosure Schedule.

                  SECTION 4.11. Compliance with Laws. Each of the Company and its subsidiaries is in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity applicable to its business or operations, including the Federal Food, Drug, and Cosmetic Act (the "FDC Act") and regulations of the Federal Food and Drug Administration (the "FDA"), except for instances of actual or possible noncompliance that individually or in the aggregate would not have a Material Adverse Effect on the Company. Except as disclosed in the Filed SEC Documents, each of the Company and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws (as defined in Section 4.12(a)) (collectively, "Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, except for the failure to have such Permits that individually or in the aggregate would not have a Material Adverse Effect on the Company. There has occurred no default under any Permit, except for defaults under Permits that individually or in the aggregate would not have a Material Adverse Effect on the Company. No investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the best knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any investigation or review, other than, in each case, those the outcome of which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company.

                  SECTION 4.12. Environmental Matters. (a) None of the Company or any of its subsidiaries has received written notice that it is not in compliance with all applicable Environmental Laws, except for actual or possible noncompliance which individually or in the aggregate would not have a Material Adverse Effect on the Company. The term "Environmental Laws" means any applicable and binding Federal, state, provincial, regional, municipal, local or foreign judgment, order, decree, statute, law, ordinance, rule, regulation, code, permit, consent, approval, license, writ, decree, directive, injunction or other enforceable requirement, including any registration requirement, relating to: (A) Releases (as defined below) or threatened Releases of Hazardous Materials (as defined below) into the environment; (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials; or (C) otherwise relating to pollution or protection of health or safety or the environment.

                  (b) There has been no Release or threatened Release of Hazardous Materials, in, on, under or affecting any property owned, leased or operated by the Company or any of its subsidiaries or, to the knowledge of the Company, any adjacent site or any property previously owned, leased or operated by the Company or any of its subsidiaries, except in each case for those Releases which individually or in the aggregate would not have a Material Adverse Effect on the Company. The term "Release" has the meaning set forth in 42 U.S.C. Section 9601(22). The term "Hazardous Materials" means (1) hazardous substances (as defined in 42 U.S.C. Section 9601(14) (2) petroleum, crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos or asbestos-containing material, (5) radon and (6) polychlorinated biphenyls ("PCBs"), or materials or fluids containing PCBs.

                  (c) Neither the Company nor any of its subsidiaries has received any notice of a pending or threatened action, demand, investigation or inquiry by any Governmental Entity or other person relating to any actual or potential violations of Environmental Law or any actual or potential obligation to investigate or remediate a Release or threatened Release of any Hazardous Materials.

                  (d) Neither the Company nor any of its subsidiaries has assumed, whether by contract or, to the best of Company's knowledge, operation of law, any liabilities or obligations arising under Environmental Laws in connection with formerly owned, leased or operated properties or facilities or in connection with any formerly owned divisions, subsidiaries, companies or other entities.

                  SECTION 4.13. Absence of Changes in Benefit Plans; Labor Relations. Since the date of the most recent financial statements included in the Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any employment contract, collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan or arrangement providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries. Except as disclosed in Schedule 4.13 to the Company Disclosure Schedule, there exist no employment, consulting, severance, termination or indemnification agreements or arrangements between the Company or any of its subsidiaries and any current or former key employee, officer or director of the Company or any of its subsidiaries. There are no collective bargaining or other labor union agreements to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound. Neither the Company nor any of its subsidiaries had any actual employee strikes, work stoppages, slowdowns, lockouts or labor union organizing activity nor, to the best of Company's knowledge, has it been subject to any threatened employee strikes, work stoppages, slowdowns or lockouts, or labor union organizing activity.

                  SECTION 4.14. ERISA Compliance. (a) Schedule 4.14(a) to the Company Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), severance, termination or change in control plans and all other stock option, stock purchase, equity based, deferred compensation or incentive plans or programs (in each case, whether or not subject to ERISA) maintained or contributed to by the Company, any of its subsidiaries or any other person or entity that, together with the Company and its subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other person or entity, a "Commonly Controlled Entity") for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries (collectively, "Benefit Plans"). The Company has delivered or made available to Parent true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof),
(ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required),
(iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (iv) the most recent financial or actuarial valuation, if any, prepared with respect to any Benefit Plan and (v) each trust agreement and group annuity contract relating to any Benefit Plan. Each Benefit Plan has been administered in all material respects in accordance with its terms. Each of the Company and its subsidiaries and all the Benefit Plans are all in compliance in all material respects with applicable provisions of ERISA, the Code (as applicable to such Plans) and all other applicable laws, rules or regulations thereunder.

                  (b) All Pension Plans intended to qualify under Section 401(a) of the Code have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. All amendments to Pension Plans required under ERISA and the Code to be adopted by the Company by the date of this Agreement have been adopted.

                  (c) Neither the Company nor its subsidiaries has within the five-year period immediately preceding the date of this Agreement maintained, contributed to or been obligated to contribute to any Benefit Plan that is subject to Title IV of ERISA. Neither the Company nor its subsidiaries is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid. There is no material unsatisfied liability with respect to any Benefit Plan. No event has occurred with respect to any Pension Plan, other than a Benefit Plan, maintained or contributed to by any Commonly Controlled Entity which has resulted or will likely result in the Company or any of its subsidiaries becoming subject to liability under Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or
Part 3 of Title I of ERISA, including withdrawal liability with respect to any multiemployer plan.

                  (d) With respect to any plan that is an employee welfare benefit plan of the Company or its subsidiaries, (i) except to the extent required under Federal "COBRA" law, no such plan provides post-retirement benefits to former employees and (ii) there are no understandings, agreements or undertakings, written or oral, that would prevent any such plan (including any such plan covering retirees or other former employees) from being amended or terminated without material liability to the Company on or at any time after the Effective Time.

                  (e) Schedule 4.14(e) to the Company Disclosure Schedule lists all outstanding Stock Options as of September 30, 1998, showing for each such
Option: the number of Shares issuable, the date of grant and the exercise price.


                  (f) No employee of the Company or any of its subsidiaries will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement except for the acceleration of all unvested options disclosed in Schedule 4.14(c) of the Company Disclosure Schedule. Any equity-related, bonus or incentive compensation program maintained by the Company or its subsidiaries to provide payments or benefits to any current or former employee or director of the Company or any of its subsidiaries satisfies the requirements of Section 162(m) of the Code, to the extent that such programs reasonably may be expected to provide remuneration with respect to one or more covered employees in excess of One Million Dollars. Actions taken by Parent or the Company after the Effective Time shall not be taken into account for purposes of the preceding sentence.

                  (g) There are no pending or, to the knowledge of the Company, threatened claims, suits, investigations or audits involving the Benefit Plans (other than claims for benefits in the ordinary course).

                  SECTION 4.15. Taxes. (a) Each of the Company and its subsidiaries has filed all material tax returns and reports required to be filed by it prior to the date hereof (after giving effect to properly requested extensions) with respect to the tax periods ending on or before the date hereof, which tax returns and reports are true, complete and accurate in all material respects, and has paid all material taxes due and required to be paid by it, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any taxes which remain outstanding have been proposed, asserted or assessed in writing against the Company or any of its subsidiaries, and no requests for waivers of the time to assess any such taxes are pending. Neither the Company nor any of its subsidiaries has or will have any material liability with respect to taxes of any person (other than the Company or any of its subsidiaries) which, immediately prior to the consummation of the Offer, is an affiliate of the Company or of any of its subsidiaries.

                  (b) None of the Federal consolidated income tax returns of the Company or of any of its affiliates that have joined in the filing of such returns have been examined by and settled with the United States Internal Revenue Service for all years through the date hereof.

                  (c) Except as set forth in Schedule 4.15 to the Company Disclosure Schedule, none of the Company or any of its subsidiaries is a party to or is bound by any agreement, arrangement or practice with respect to taxes (including any tax sharing agreements with any taxing authority). The Company has delivered to Parent and Sub complete and accurate copies of any such written agreement, arrangement or practice, and complete and accurate descriptions of any such oral agreement, arrangement or practice.

                  (d) The Company is not, and has not been during the five-year period ending on the date on which the Effective Time occurs, a "United States real property holding corporation" within the meaning of Section 897(c) of the Code.

                  (e) As used in this Agreement, "taxes" shall mean all Federal, state, local and foreign income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding and other taxes, tariffs, levies, impositions, assessments or other governmental charges in the nature of a tax as well as any interest, penalties and additions to tax.

                  SECTION 4.16. No Excess Parachute Payments. No amount that would be received, or benefit provided, in connection with any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). To the best knowledge of the Company, no disqualified individual is entitled to receive any additional payment from the Company or any of its subsidiaries, the Surviving Corporation, or any other person referred to in Q&A 10 under proposed Treasury Regulation
Section 1.280G-1 (a "Parachute Gross-Up Payment") in the event that the excise tax of Section 4999(a) of the Code is imposed on such person. The Board of Directors of the Company has not during the six months prior to the date of this Agreement granted to any officer, director or employee of the Company any right to receive any Parachute Gross-Up Payment.

                  SECTION 4.17. Title to Properties. (a) Each of the Company and its subsidiaries has good and valid title to, or valid leasehold interests in or valid rights to, all its material tangible properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate do not materially interfere with its ability to conduct its business as currently conducted. All such material tangible assets and properties, other than assets and properties in which the Company or any of its subsidiaries has a leasehold interest, are free and clear of all Liens except for Liens that individually or in the aggregate do not materially interfere with the ability of the Company and its subsidiaries to conduct their respective businesses as currently conducted.

                  (b) Each of the Company and its subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and its subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except for failures to do so that individually or in the aggregate would not have a Material Adverse Effect on the Company.

                  SECTION 4.18. Intellectual Property. Each of the Company and its subsidiaries owns, or is validly licensed or otherwise has the right to use, without any obligation to make any fixed or contingent payments, including any royalty payments, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (certain of which computer programs may require royalty payments) that are material to the conduct of its business as now operated (collectively, "Intellectual Property Rights"), except as disclosed in Schedule 4.18 to the Company Disclosure Schedule. Schedule 4.18 to the Company Disclosure Schedule sets forth a description of all patents, trademarks and copyrights and applications therefor owned by or licensed to the Company or any of its subsidiaries that are material to the conduct of the business of the Company or any of its subsidiaries as now operated. Except as disclosed on Schedule 4.18 to the Company Disclosure Schedule, no claims are pending or, to the knowledge of the Company, threatened that the Company or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any of its subsidiaries with respect to any Intellectual Property Right except as disclosed on Schedule 4.18 to the Company Disclosure Schedule. Neither the Company nor any of its subsidiaries has licensed, or otherwise granted, to any third party, any rights in or to any Intellectual Property Rights except as disclosed on Schedule 4.18 to the Company Disclosure Schedule.

                  SECTION 4.19. Material Agreements. Schedule 4.19 to the Company Disclosure Schedule is a complete list of all material contracts or agreements to which the Company or any of its subsidiaries is a party.

                  SECTION 4.20. Voting Requirements. Except as set forth in
Schedule 4.20 to the Company Disclosure Schedule, the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

                  SECTION 4.21. State Takeover Statutes. The Board of Directors of the Company has approved the Merger, this Agreement and the form of agreements between Parent, Sub and certain stockholders of the Company (collectively, the "Stockholder Agreements"), and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby the provisions of Section 203 of the DGCL.

                  SECTION 4.22. Brokers; Schedule of Fees and Expenses. (a) No broker, investment banker, financial advisor or other person, other than WDR, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The amount of such fees and expenses payable in connection with this Agreement and the transactions contemplated by this Agreement (other than printing and mailing costs and expenses), including the fees and expenses of WDR, Ernst & Young LLP, the Company's independent public accountants, and Cooley Godward LLP, the Company's legal advisor, will be as set forth on Schedule 4.22(a) to the Company Disclosure Schedule.

         (b) Except as otherwise contemplated by this Agreement, the Company has no liability for borrowed money. Except as described in Schedule 4.22(b) to the Company Disclosure Schedule, the Company has no capitalized lease obligations.

                  SECTION 4.23. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of WDR that, as of the date thereof and based upon and subject to the matters set forth therein, the cash consideration to be offered by Parent to the holders of the Company's common stock in the Offer and the Merger is fair, from a financial point of view, to such stockholders, a signed copy of which opinion has been delivered to Parent.

                                    ARTICLE V

                         Representations and Warranties
                                of Parent and Sub

                  Parent and Sub represent and warrant to the Company as follows:

                  SECTION 5.01. Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing individually or in the aggregate would not prevent or materially delay the consummation of the Offer or the Merger. Parent has made available to the Company complete and correct copies of its certificate of incorporation and bylaws and the certificate of incorporation and bylaws of Sub, in each case as amended to the date of this Agreement.

                  SECTION 5.02. Authority. Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. No vote of Parent stockholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, and, assuming such agreement constitutes a valid and binding obligation of the other parties thereto, constitutes a valid and binding obligation of Parent and Sub enforceable against Parent and Sub in accordance with its terms.

                  SECTION 5.03. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act (including the filing with the SEC of the Offer Documents), the Merger Control Laws, the DGCL and the laws of other states in which Parent is qualified to do or is doing business, neither the execution, delivery and performance of this Agreement by Parent and Sub, nor the consummation by Parent and Sub of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws of Parent or Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or
(iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their properties or assets, except in the case of clauses (ii), (iii) and (iv) for violations, breaches or defaults that individually or in the aggregate would not prevent or materially delay the consummation of the Offer or the Merger.

                  SECTION 5.04. Information Supplied. None of the information supplied or to be supplied by Parent or Sub in writing for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9,
(iii) the Information Statement, or (iv) the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, the foregoing representation and warranty shall be effective at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC and when they are first published, sent or given to the Company's stockholders. In the case of the Proxy Statement (as it may be amended or supplemented), the foregoing representation and warranty shall be effective at the time the Proxy Statement is first mailed to the Company's stockholders and at the time of the Stockholders Meeting (as defined in Section 7.01). The
Schedule 14D- 9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on written information supplied by the Company specifically for inclusion or incorporation by reference therein.

                  SECTION 5.05. Interim Operations of Sub. Sub (and any other wholly-owned subsidiary of Parent which may be used to effect the Offer and the Merger pursuant to Section 2.01) was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                  SECTION 5.06. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

                  SECTION 5.07. Financing. At the expiration of the Offer and at the Effective Time, Parent and Sub will have available all the funds necessary to purchase all the Shares pursuant to the Offer and the Merger and to pay all fees and expenses payable by Parent or Sub related to the transactions contemplated by this Agreement.

                  SECTION 5.08. Section 203. Neither Parent nor Sub is an "interested stockholder" within the meaning of Section 203 of the DGCL. Neither Parent nor any of Parent's affiliates beneficially owns any Shares.

                                   ARTICLE VI

                                    Covenants

                  SECTION 6.01. Conduct of Business. During the period from the date of this Agreement to the Effective Time or termination of this Agreement pursuant to Section 9.01 hereof, except as otherwise contemplated hereby or to the extent that Parent shall otherwise consent in writing, the Company shall, and shall cause each of its subsidiaries to, carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having significant business dealings with it. Parent acknowledges that the announcement of this Agreement may impair the Company's business or employee relationships. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, or termination of this Agreement pursuant to Section 9.01 hereof, the Company shall not, and shall not permit any of its subsidiaries to (except as expressly permitted by this Agreement or as set forth in Schedule 6.01 to the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing):

                  (i) other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent, (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options -- outstanding on the date of this Agreement in accordance with their present terms or as accelerated as described in Section 7.05(a) hereof);

                  (iii) amend its Certificate of Incorporation or Bylaws or other comparable charter or organizational documents;

                  (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) except as set forth on Schedule 6.01(iv) to the Company Disclosure Schedule, any assets that are material, individually or in the aggregate, to the Company, except purchases of inventory in the ordinary course of business consistent with past practice;

                  (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except sales of inventory or sales or licenses of immaterial assets, in each case in the ordinary course of business consistent with past practice;

                  (vi) (A) except as otherwise provided in Section 7.13 of this Agreement and paragraph (h) of Exhibit A, incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances (other than to employees of the Company in the ordinary course of business) or capital contributions to, or investments in, any other person;

                  (vii) except as set forth on Schedule 6.01(vii) to the Company Disclosure Schedule, make or agree to make any capital expenditure or expenditures with respect to property, plant or equipment in excess of $25,000 in the aggregate;

                  (viii) make any material tax election or settle or compromise any material income tax liability or make any change in accounting methods, principles or practices, except insofar as may have been required by a change in generally accepted accounting principles;

            (ix) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party;

            (x) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which the Company or any of its subsidiaries is a party, or knowingly waive, release or assign any material rights or claims;

            (xi) enter into any material contracts or agreements relating to the distribution, sale or marketing by third parties of the products of, or products licensed by, the Company or any of its subsidiaries;

            (xii) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof or as set forth in Schedule 6.01(xii) of the Company Disclosure Schedule, (A) adopt, enter into, terminate or amend any employment agreement or Benefit Plan for the benefit or welfare of any director, officer or current or former employee, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or key employee,
      (C) pay any material benefit not provided for under any Benefit Plan, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreement or awards made thereunder except as provided in Schedule 6.01(xii) of the Company Disclosure Schedule), or (E) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan or except for the acceleration of Company Stock Options as described in Section 7.05(a);

            (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

            SECTION 6.02. No Solicitation. (a) The Company shall not, and shall not authorize or permit any of its subsidiaries or any of its or their officers, directors or employees to, and shall use its reasonable efforts to cause any investment banker, financial advisor, attorney, accountant or other representative of the Company or of any of its subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that, in the event that prior to the acceptance for payment of Shares pursuant to the Offer an unsolicited Takeover Proposal is made and the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, the Company may deliver a written notice to the effect to Parent and thereafter, subject to compliance with Section 6.02(c), (x) furnish, pursuant to a confidentiality agreement that is not less favorable to the Company than the Confidentiality Agreement, dated September 17, 1998, between the Company and Ethicon, Inc., an Affiliate of Parent (the "Confidentiality Agreement"), information with respect to the Company to the person making such unsolicited Takeover Proposal and (y) participate in discussions or negotiations regarding such Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of 50% or more of the assets of the Company and its subsidiaries, taken as a whole, or 50% or more of any class of outstanding equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of the Company or any of its subsidiaries or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

            (b) Except as set forth in this Section 6.02(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (an "Acquisition Agreement") with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may withdraw or modify its adoption, approval or recommendation of the Offer, this Agreement and the Merger at any time following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any bona fide Takeover Proposal for all outstanding Shares on terms that the Board of Directors of the Company determines in its good faith judgment (based on the written opinion of WDR or another financial advisor of nationally recognized reputation, which opinion takes into account all the terms and conditions of the Takeover Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are not more favorable to the person of persons making such Takeover Proposal and provide greater present value to all the Company's stockholders, in each case, than this Agreement, the Offer and the Merger taken as a whole.

            (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.02, the Company shall immediately advise Parent orally and in writing of any Takeover Proposal, any request for information concerning the Company or its subsidiaries in relation to or any inquiry regarding the making of a Takeover Proposal, and, unless to do so would be inconsistent with the fiduciary duties of the Board of Directors, the material terms and conditions of such Takeover Proposal, request for information or inquiry and the identity of the person making such Takeover Proposal, request for information or inquiry. The Company will keep Parent fully informed of the status and, unless to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company's stockholders under applicable law, the material terms (including amendments or proposed amendments) of any such Takeover Proposal, request for information or inquiry.

            (d) Nothing contained in this Section 6.02 shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failure to so disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 6.02(b) hereof, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer, the Merger or this Agreement or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

            SECTION 6.03. Certain Tax Matters. From the date hereof until the Effective Time, (i) the Company and each of its subsidiaries will timely file all tax returns and reports ("Post-Signing Returns") required to be filed (in each case, at the Company's own cost and expense and in a manner that is consistent with past practice and that is not likely to materially defer income to a tax period that ends after the Closing Date or to materially accelerate deductions to a tax period that ends on or before the Closing Date, except to the extent that any such deferral of income or acceleration of deductions is required by applicable law); (ii) the Company and each of its subsidiaries will timely pay all taxes shown as due and payable on their Post-Signing Returns that are so filed; (iii) the Company and each of its subsidiaries will make provision for all taxes payable by the Company and each of its subsidiaries for which no Post-Signing Return is due prior to the Effective Time; and (iv) the Company will promptly notify Parent of any action, suit, proceeding, claim or audit pending against or with respect to the Company or any of its subsidiaries in respect of any tax where there is a reasonable possibility of a determination or decision which might have a significant adverse effect on the tax liabilities or tax attributes of the Company or any of its subsidiaries.

            SECTION 6.04. Other Actions. Except as otherwise contemplated by this Agreement, neither the Company nor any of its subsidiaries, on the one hand, nor the Parent nor Sub or any of their respective subsidiaries on the other hand, shall take any action that would reasonably be expected to result in (i) any of the representations and warranties of the Company on the one hand, or of Parent or Sub on the other hand, set forth in this Agreement that are qualified as to materiality becoming inaccurate, which inaccuracy would have a Material Adverse Effect on the Company, (ii) any of such representations and warranties that are not so qualified becoming inaccurate in any material respect, which inaccuracy would have a Material Adverse Effect on the Company or (iii) except as otherwise permitted by Section 6.02, any of the Offer Conditions not being satisfied.

            SECTION 6.05. Advice of Changes; Filings. The Company shall confer with Parent on a regular and frequent basis as reasonably requested by Parent concerning operational matters and promptly advise Parent orally and in writing of any Material Adverse Change with respect to the Company. The Company shall promptly provide to Parent (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.


                                   ARTICLE VII

                              Additional Agreements

            SECTION 7.01. Company Stockholder Approval; Preparation of Proxy Statement. (a) If the Company Stockholder Approval is required by law, the Company will, as soon as practicable following the acceptance for payment of, and payment for, Shares by Sub pursuant to and subject to the conditions of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. The Company will, through its Board of Directors, recommend to its stockholders that the Company Stockholder Approval be given, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of the Offer, this Agreement or the Merger as permitted by Section 6.02(b). Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

            (b) If the Company Stockholder Approval is required by law, the Company will, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders and file with the SEC such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects; provided, that Parent shall identify its objections and fully cooperate with the Company to create a mutually satisfactory Proxy Statement.

            (c) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent or any subsidiary of Parent to be voted in favor of the Company Stockholder Approval.

            SECTION 7.02. Access to Information; Confidentiality. Upon reasonable notice, the Company shall, and shall cause each of its subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel (including consultants and independent public accountants) and records and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (including patent applications filed or being prepared to be filed with the U.S. Patent and Trademark Office or analogous foreign authorities, filings made or proposed to be made with the FDA pursuant to the FDC Act and applicable regulations of the FDA and all correspondence with the FDA); provided, however, that the Company shall be required to disclose information that would otherwise jeopardize protections offered under the attorney-client privilege or the work-product doctrine or might violate any confidentiality obligations of the company only to appropriate counsel to the parties -whose access to such information would not jeopardize such privileges. Except as required by law, Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any and all information received from the Company or any of its subsidiaries, directly or indirectly, in confidence, according to the terms of the Confidentiality Agreement dated September 17, 1998 between the Company and Ethicon, Inc., an Affiliate of Parent (the "Confidentiality Agreement").

            SECTION 7.03. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, unless, to the extent permitted by Section 6.02(b), the Board of Directors of the Company approves or recommends a Superior Proposal, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all reasonable actions available to them to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement, or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement, or any other transaction contemplated by this Agreement, take all reasonable actions available to them to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, this Agreement, and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, the Board of Directors of the Company shall not be prohibited from taking any action permitted by Section 6.02(b). Nothing in this Agreement shall be deemed to require Parent to agree to dispose of any significant assets or businesses of the Company, Parent or any of their respective subsidiaries.

            (b) The Company shall give prompt notice to Parent and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, which untruth or inaccuracy would have a Material Adverse Effect or
(ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and which failure would have a Material Adverse Effect; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

            SECTION 7.04. Cooperation. Without limiting the generality of
Section 7.03, Parent, Sub and Company shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate
(i) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required and (ii) in promptly seeking any such action or permit or making any such filing, furnishing information required in connection therewith and seeking timely to obtain any such actions or permits.

            SECTION 7.05. Stock Option Plans / Employee Stock Purchase Plan. (a) As soon as practicable after the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company stock option plan) shall adopt such resolutions and take such other actions, if any, as may be required to adjust the terms of each Company Stock Option listed in Schedule 4.14(e) of the Company Disclosure Schedule to provide that (i) five business days prior to the earliest date on which Sub can purchase any Shares pursuant to the Offer (and contingent upon such purchase), such option shall vest and become exercisable in full, (ii) upon the consummation of the Offering each outstanding option to purchase Shares (a "Company Stock Option") heretofore granted under any stock option, stock appreciation right, stock purchase program or arrangement of the Company (other than the Employee Stock Purchase Plan ("ESPP") which is dealt with in Section 7.05(b)) that is outstanding immediately prior to the consummation of the Offer, whether or not then exercisable, shall be cancelled concurrently with (and contingent upon) the consummation of the Offering. The Company (or, if appropriate, the Board of Directors of the Company or any committee administering the Stock Option Plans) shall take actions such that immediately prior to the Effective Time the Company Stock Options set forth on Schedule 4.14(c) to the Company Disclosure Schedule are canceled as set forth above. The Company shall not make, or agree to make, any payment of any kind to any holder of a Company Stock Option without the consent of Parent.

            (b) As of the date of the consummation of the Offering (and contingent thereon), the ESPP shall terminate. All funds deposited with the Company in connection with the ESPP shall be returned to the respective participant, without interest, as soon as practicable after the consummation of the Offering. Prior to the consummation of the Offering, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 7.05(b).

            (c) Subject to Section 7.05(a), all Stock Option Plans shall terminate as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time. The Company shall ensure that following the consummation of the Offer no holder of a Company Stock Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation, and the

Company shall use its reasonable best efforts to ensure that following the Effective Time, no holder of a Company Stock Option set forth on Schedule 4.14(c) to the Company Disclosure Schedule or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.

            SECTION 7.06. Indemnification, Exculpation and Insurance. (a) Through the sixth anniversary of the Effective Time, Parent shall maintain in effect for the benefit of current or former directors and officers of the Company, the current level and scope of directors' and officers' liability insurance policies; provided, however, that in no event shall Parent be required to expend an aggregate amount in excess of One Hundred Fifty Thousand Dollars ($150,000.00) for such insurance, it being understood that if the aggregate premium payable for such insurance coverage exceeds such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. (b) Parent agrees that all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the time of the consummation of the offer (including with respect to the transactions contemplated by this Agreement) existing now or at the time of the consummation of the offer in favor of the current or former directors or officers of the Company as provided in its Certificate of Incorporation, its Bylaws (each as in effect on the date hereof) and indemnification agreements shall be assumed and performed by the Surviving Corporation in the Merger, without further action, as of the time of the consummation of the offer and shall survive the Merger and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms; provided, however, that if any claims are asserted or made during the continuance of such terms, all rights to indemnification (and to advancement of expenses) hereunder in respect of any such claims shall continue, without diminution, until disposition of any and all such claims.

            (c) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall expressly assume the obligations set forth in this Section 7.06. In the event the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, Parent will either guarantee the indemnification obligations referred to in
Section 7.06(a) or take such other action to insure that the ability of the Surviving Corporation, legal and financial, to satisfy such indemnification obligations will not be diminished in any material respect.

            (d) The provisions of this Section 7.06 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

            SECTION 7.07.  Directors.

            Promptly upon the acceptance for payment of, and payment for, any Shares by Sub pursuant to the Offer, the number of directors on the Board of Directors of the Company shall be reduced to five (5) and Sub shall be entitled, subject to compliance with Section 14(f) of the Exchange Act, to designate three
(3) of such number of directors on the Board of Directors of the Company, such that Sub will control a majority of such directors, and the Company and its Board of Directors shall, at such time, take all such action needed to cause Sub's designees to be appointed to the Company's Board of Directors. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees).

            SECTION 7.08. Fees and Expenses. (a) All fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated. The Company shall use reasonable efforts to cause each firm described in Section 4.22(a) to render a final bill for its services in connection with the this Agreement and related transactions on the day prior to the date then most-recently set for the consummation of the purchase of the Shares pursuant to the

Tender Offer, and the legal fees set forth in Schedule 4.22(a) to the Company Disclosure Schedule plus reasonable expenses incurred to such date shall be paid on the date of the consummation of the Offer.

            SECTION 7.09. FIRPTA Certificate. The Company shall deliver to Parent and Sub a certificate in form and substance satisfactory to Parent, duly executed and acknowledged, certifying facts that would exempt the transactions contemplated hereby from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act.

            SECTION 7.10. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other with a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue, or permit any of their respective subsidiaries to issue, any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case the party making such release will use reasonable efforts to obtain comments from the other party before issuance of such release or statement. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

            SECTION 7.11. Arrangements for Key Employees. At and after the date hereof, the Company shall cooperate with Sub as may reasonably be required to encourage key employees to enter into agreements acceptable to such key employees and to Sub relating to their employment with the Company at and after the Effective Time if the Merger shall be consummated. The foregoing provisions of this Section 7.11 shall not, however, require that Sub or Parent or both proceed with or consummate the Offer or the Merger except upon satisfaction of and in accordance with the express terms and conditions of this Agreement (including without limitation Exhibit A hereto).

            SECTION 7.12. Stop Transfer. The Company shall not register the transfer of any certificate representing any Subject Shares (as defined in the Stockholder Agreements), unless such transfer is made to Parent or Sub or otherwise in compliance with the Stockholder Agreements. The Company will inscribe upon any certificates representing Subject Shares tendered by a Stockholder (as defined in the Stockholder Agreements) for such purpose the following legend: "The shares of Common Stock, $0.001 par value, of FemRx, Inc. represented by this certificate are subject to a Stockholder Agreement dated as of October 3, 1998, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of FemRx, Inc."

            SECTION 7.13 Credit Facility. Sub shall establish a credit facility to provide loans to the Company in an aggregate amount of up to Three Million Five Hundred Thousand Dollars ($3,500,000.00) for working capital needs from the date hereof to the date on which the Stockholder Agreements terminate pursuant to their terms. Such advances shall be documented by a promissory note payable to the order of Sub in such form as Sub may reasonably request. Such facility shall provide that the Company may require advances of up to Two Hundred Fifty Thousand Dollars ($250,000.00) every two weeks, commencing on November 2, 1998, provided that (i) Company is not then in default under this Agreement (provided that the foregoing condition shall be deemed waived in the event that the Company shall have terminated this Agreement pursuant to Section 9.01(g) hereof), (ii) Company shall not have provided to Sub a Notice of Superior Proposal, and (iii) this Agreement shall not have been terminated by any of the parties in accordance with its terms other than by the Company as permitted pursuant to Section 9.01(g) hereof. The aggregate principal amount of all such advances shall be payable to Sub in cash on December 31, 1999 by wire transfer of immediately available funds. Interest shall accrue on each such advance from the date of such advance to the date of repayment at a per annum rate equal to Prime plus two percent. Interest shall be payable quarterly beginning April 1, 1999 and at maturity. All such advances and accrued interest shall be secured by a first priority security interest in all of the Company's patents. The Company shall cooperate with Sub as may reasonably be required to document, record, file, maintain and perfect such security interest. Any advances made by Sub to the Company under this provision shall be deemed disclosed in the Company Disclosure Schedule.

            SECTION 7.14 Information Agent. Parent shall or shall cause Sub to engage a reputable agent, such as D.F. King or Georgeson & Co. to provide information to stockholders of the Company with respect to the Offer subsequent to its commencement and to encourage stockholders to tender their shares to the Offer. The fees and expenses of such agent shall be borne by

Parent or Sub, but Parent and Sub together shall not be required to spend in the aggregate more than $25,000 for such fees and expenses.

                              ARTICLE VIII

                               Conditions

            SECTION 8.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver prior to the Closing Date of the following conditions:

            (a) Company Stockholder Approval. If required by applicable law, the Company Stockholder Approval shall have been obtained; provided that Parent and Sub shall vote all their Shares in favor of the Merger.

            (b) No Injunctions or Restraints. No statute, rule, decision, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the party seeking to invoke such condition shall have performed its obligations under Sections 7.03 and 7.04.

            (c) Purchase of Shares. Sub shall have previously accepted for payment and paid for Shares pursuant to the Offer.

                               ARTICLE IX

                        Termination and Amendment

            SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the stockholders of the Company:

            (a) by mutual written consent of Parent and the Company;

            (b) by either Parent or the Company:

                  (i) if, as the result of the failure of any of the conditions set forth in Exhibit A to this Agreement, Sub shall have terminated the Offer in accordance with its terms without Sub having purchased any Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any of its obligations under, or breach of any provisions of, this Agreement or results in the failure of any such condition;

                  (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall have performed its obligations under Section 7.03 and 7.04.

            (c) by the Company if (i) the Company shall have given Parent a Notice of Superior Proposal with respect to a Takeover Proposal, (ii) at least five business days later, the Board of Directors of the Company shall have determined in good faith (based on the written opinion of WDR or another financial advisor of nationally recognized reputation, which opinion takes in account all the terms and conditions of the Takeover Proposal including any break-up fees, expense reimbursement provision and conditions to consummation) that the terms of such Takeover Proposal are not more favorable to the person or persons making such Takeover Proposal and provide greater present value to all the Company's stockholders, in each case, than this Agreement, the Offer and the Merger taken as a whole in light of any improved terms proposed by Parent or Sub prior to the expiration of such five business day period, and (iii) the Company shall have paid to Parent the fee required pursuant to Section 9.02;

            (d) by Parent or Sub prior to Sub's obligation to accept Shares for payment pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (d) or (e) of Exhibit A and (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company;

            (e) by the Company, if Sub or Parent shall have (A) failed to commence the Offer within five business days after the public announcement (on the date hereof or the following day) by Parent and the Company of this Agreement, (B) failed to pay for Shares pursuant to the Offer in accordance with Section 1.01(a) hereof or (C) breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform in respect of clause (C) is incapable of being cured or has not been cured within 20 days after the giving of written notice to Parent or Sub, as applicable, except, in any case under clause (C), such breaches and failures which individually or in the aggregate are not reasonably likely to affect adversely Parent's or Sub's ability to complete the Offer or the Merger subject to the terms and conditions of this Agreement;

            (f) by Parent if (i) Parent shall not have materially breached this Agreement and (ii) the Company's Board of Directors shall have failed to recommend that the Company's stockholders accept the Offer or shall have withdrawn or amended, in a manner materially adverse to Parent, its recommendation that the Company's stockholders accept the Offer, or shall have recommended acceptance of any Superior Proposal; or

            (g) by the Company if the Offer shall not have been consummated by December 30, 1998.

            SECTION 9.02. Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to the last sentence of Section 1.02(c), Section 5.06, the last sentence of Section 7.02, Section 7.08, Section 7.13, this Section 9.02 and Article X; provided, however, that nothing herein shall relieve any party for liability for any willful and intentional breach hereof. Further, if Parent and Sub shall terminate this Agreement as a result of a breach by the Company of any of the provisions of Section 6.02(a) or (b), or the Company shall terminate this Agreement pursuant to Section 9.01(c), the Company shall pay to Parent the amount of Eight Hundred Eighty Thousand Dollars ($880,000.00) as liquidated damages and not as a penalty. The parties agree that such amount is a reasonable estimate of the costs and expenses that would be incurred and the value of services consumed by and on behalf of Parent and Sub if the transactions contemplated hereunder were not to go forward as a result of such a breach.

            SECTION 9.03. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the Company Stockholder Approval (if required by law), but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            SECTION 9.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) subject to Section 9.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

            SECTION 9.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.01, an amendment of this Agreement pursuant to Section 9.03 or an extension or waiver pursuant to
Section 9.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, however, that in the event that Sub's designees are appointed or elected to the Board of Directors of the Company as provided in Section 7.07, after the acceptance for payment and payment of Shares pursuant to and subject to the Conditions of the Offer and prior to the Effective Time, the affirmative vote of a majority of the directors of the Company that were not designated by Parent or Sub shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement,
(iii) extend the time for performance of Parent's and Sub's respective obligations under this Agreement or (iv) take any action to amend or otherwise modify the Company's Certificate of Incorporation or Bylaws.


                                ARTICLE X

                              Miscellaneous

            SECTION 10.01. Nonsurvival of Representations, Warranties and Agreements. Except as otherwise provided in this Section 10.01, none of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, any Shares by Sub pursuant to the Offer. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

            SECTION 10.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or by facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

            (a) if to Parent or Sub, to

                Johnson & Johnson
                One Johnson & Johnson Plaza
                New Brunswick, NJ 08933
                Attention:  General Counsel
                Facsimile No.:  (732) 524-2788
                with a copy to:

                Cravath, Swaine & Moore
                Worldwide Plaza
                825 Eighth Avenue
                New York, NY 10019
                Attention:  Robert A. Kindler, Esq.
                Facsimile No.:  (212) 474-3700

                and

            (b) if to the Company, to

               FemRx, Inc.
               1221 Innsbruck Drive
               Sunnyvale, CA 94089
               Attention:  President
               Facsimile No.:  (408) 752-8590

            with a copy to:

               Cooley Godward LLP
               3000 Sand Hill Road
               Building 3, Suite 230
               Menlo Park, CA 94025
               Attention:  Craig E. Dauchy
               Facsimile No.:  (650) 854-2691

            SECTION 10.03. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, including Exhibit A, they shall be deemed to be followed by the words "without limitation". As used in this Agreement, including Exhibit A, the term "subsidiary" of any person means another person whether foreign or domestic, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. As used in this Agreement, a corporate party's "knowledge" means the actual knowledge of any director or executive officer. As used in this Agreement, including Exhibit A, the term "affiliate" of any person means any person, whether foreign or domestic, that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. As used in this Agreement, including Exhibit A, the term "key employee" shall mean those employees identified in a separate letter dated approximately the date hereof from Sub to the Company. As used in this Agreement, including Exhibit A, "Material Adverse Effect" means, when used in connection with the Company, any effect that is materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or would prevent or materially delay the consummation of the Offer or the Merger; provided, however, that in determining whether there has been a "Material Adverse Effect on the Company," the following shall be disregarded: any material adverse effect that results substantially from (i) the taking of any action required by this Agreement, (ii) the breach by Parent of this Agreement, (iii) the announcement or pendancy of the Offer, the Merger or any of the transactions contemplated by this Agreement or (iv) any decline in the Company's stock price (which shall not, in and of itself, constitute a "Material Adverse Effect"). As used in this Agreement, including Exhibit A, "Material Adverse Change" means any change that is reasonably likely to have a Material Adverse Effect. "Prime" shall mean the rate per annum announced by The Chase Manhattan Bank, New York, NY as its prime rate, as such rate shall change from time to time.

            SECTION 10.04. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            SECTION 10.05. Entire Agreement; Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Article III and Section 7.06 and Section 7.11, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            SECTION 10.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

            SECTION 10.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly-owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

            SECTION 10.08. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court pursuant to Section 10.11(g) below. With Respect to any such court proceeding, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

            SECTION 10.09. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

            SECTION 10.10. Compliance with Law. Nothing in this Agreement, including Section 1.02 or 6.02, shall in any way prevent the Company or the Board of Directors of the Company from making any disclosure to the stockholders of the Company, or taking any position, that is required by Federal or state law. Nothing in this Agreement, including Section 6.01, shall require the Company or any of its subsidiaries to take any action prohibited by, or refrain from taking any action required by, applicable Merger Control Laws.

            SECTION 10.11.  Dispute Resolution

            (a) Notwithstanding the provision of Section 10.08 above, any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including without limitation any claim of inducement of this agreement by fraud or otherwise, or to any transactions contemplated thereby shall be submitted for resolution to arbitration pursuant to the commercial arbitration rules then pertaining of the Center for Public Resources ("CPR"), New York, NY, except where those rules conflict with these provisions, in which case these provisions control. The arbitration shall be held in Dover, Delaware unless the parties agree otherwise.

            (b) The arbitration panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals for Delaware each of whom shall be either (1) a lawyer specializing in business litigation with at least 15 years experience with a law firm having more than 25 lawyers or (2) a judge of a court of general jurisdiction in Delaware. Notwithstanding the foregoing, in the event the aggregate damages sought by the claimant are stated to be less than Five Million Dollars, and the aggregate damages sought by the counterclaimant are stated to be less than Five Million Dollars, and neither party seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above.

            (c) The parties agree to cooperate (1) to obtain selection of the arbitrator(s) within 30 days after initiation of the arbitration, (2) to meet with the arbitrator(s) within 30 days after selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which shall result in the hearing being concluded within no more than 9 months after selection of the arbitrator(s) and in the award being rendered within 60 days after the conclusion of the hearings, or of any post-hearing briefing, which briefing shall be completed by both sides within 20 days after the conclusion of the hearings. In the event no such agreement is reached, the CPR shall select arbitrator(s), allowing appropriate strikes for reasons of conflict or other cause and three peremptory challenges for each side. The arbitrator(s) shall set a date for the hearing, commit to the rendering of the award within 60 days after the conclusion of the presentation of evidence at the hearing, or of any post-hearing briefing (which briefing shall be completed by both parties in no more than 20 days after the conclusion of the hearings), and provide for discovery according to these time limits, giving recognition to the understanding of the parties hereto that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the time limits specified herein may be met without undue difficulty. In no event shall the arbitrator(s) allow either side to obtain more than a total of 40 hours of deposition testimony from all witnesses, including both fact and expert witnesses. In the event multiple hearing days are required, they shall be scheduled consecutively to the greatest extent possible.

            (d) The arbitrator(s) shall be bound by, and this Agreement shall be governed by, the substantive law of Delaware, exclusive of conflict of laws rules. Further, the arbitrator(s) shall be bound by the express terms of this Agreement. The arbitrator(s) shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to each party.

            (e) To the extent possible, the arbitration hearings and award shall be maintained in confidence.

            (f) The United States District Court for the District of Delaware may enter judgment upon any award. In the event the panel's award exceeds Five Million Dollars in monetary damages or includes or consists of equitable relief, then such court shall vacate, modify or correct any award where the arbitrator's or arbitrators' findings of fact are clearly erroneous, and/or where the arbitrators' conclusions of law are erroneous. It is the intention of the parties that such court shall undertake the same review as if it were a Federal appellate court reviewing a district court's findings of fact and conclusions of law rendered after a bench trial. An award for less than Five Million Dollars in damages and not including equitable relief may be vacated, modified or corrected only upon the grounds for such an action specified in the Federal Arbitration Act. The parties consent to the jurisdiction of the above-specified Court for the enforcement of these provisions, the entry of judgment on any award, and the vacatur, modification and correction of any award as above specified. In the event such Court lacks jurisdiction, then any court having jurisdiction of this matter may enter judgment upon any award and provide the same relief, and undertake the same review, as specified herein.

            (g) Each party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

            (h) EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY
JURY.

            (i) EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES FROM THE OTHER.

            (j) EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL DAMAGES FROM THE OTHER UNLESS (1) THE FORESEEABILITY OF SUCH DAMAGES AT THE TIME OF THE CONTRACT AND (2) THE AMOUNT OF SUCH DAMAGES ARE PROVEN BY CLEAR AND CONVINCING EVIDENCE.


            SECTION 10.12. Mediation. (a) Any dispute, controversy or claim arising out of or related to this agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, or any transaction contemplated hereby which claim would, but for this provision, be submitted to arbitration pursuant to Section 10.11 above shall, before submission to arbitration, first be mediated through non-binding mediation in accordance with the Model Procedures for the Mediation of Business Disputes then in effect promulgated by the Center for Public Resources ("CPR"), except where those rules conflict with the provisions of this Agreement, in which case these provisions control. The mediation shall be conducted in Dover, Delaware and shall be attended by a senior executive of each party to this Agreement with authority to resolve the dispute.

            (b) The mediator shall be appointed from the list of neutrals maintained by CPR and shall be either (1) an attorney specializing in business litigation who has at least 15 years of experience as a lawyer with a law firm having more than 25 lawyers, or (2) a former judge of a court of general jurisdiction.

            (c) The parties shall promptly confer in an effort to select a mediator by mutual agreement. In the absence of such an agreement, the mediator shall be selected from a list generated by CPR with each party having the right to exercise challenges for cause and two peremptory challenges within 72 hours of receiving the CPR list.

            (d) The mediator shall confer with the parties to design procedures to conclude the mediation within no more than 45 days after initiation. Under no circumstances shall the commencement of arbitration under Section 10.11 above be delayed more than 45 days by the mediation process specified herein.

            (e) Each party agrees to toll all applicable statutes of limitation during the mediation process and not to use the period or pendancy of the mediation to disadvantage the other party procedurally or otherwise. No statements made by either side during the mediation may be used by the other during any subsequent arbitration or other proceedings.

            (f) Each party has the right to pursue from any court of competent jurisdiction provisional relief, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.

            SECTION 10.13. Obligation of Parent. Parent shall cause Sub and the Surviving Corporation to have sufficient resources to perform, satisfy and discharge on a timely basis each of the covenants, obligations and liabilities of Sub and the Surviving Corporation under this Agreement.

            IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


JOHNSON & JOHNSON,


By:/s/ James Lenehan
   ________________________________
      Name: James Lenehan
      Title: Member, Executive Committee

ET/FM ACQUISITION CORP.,


By:/s/ Philip P. Crowley
   ________________________________
      Name: Philip P. Crowley
      Title: Vice President

FEMRX, INC.,


By:/s/ Andrew M. Thompson
   ________________________________
      Name: Andrew M. Thompson
      Title: President, Chief Executive Officer

EXHIBIT A                Conditions of the Offer                             A-1

                                                                       EXHIBIT A


                             CONDITIONS OF THE OFFER


            Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless the number of Shares tendered and not withdrawn not later than the date of expiration of the Offer, shall equal at least 90% of the Fully Diluted Shares (defined below) (such number of Shares, the "Minimum Tender Condition"). For purposes of this Agreement: (i) "Fully Diluted Shares" shall mean all outstanding securities entitled generally to vote in the election of directors of the Company after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities with exercise or conversion prices at or below the Offer Price, and
(ii) both "Shares tendered" and "Fully Diluted Shares" shall include those shares that would be received upon the exercise of stock options contingently tendered to the Offer. Furthermore, notwithstanding any other term of the Offer, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

            (a) there shall be issued by any U.S. Federal or state court of competent jurisdiction in connection with any legal proceeding, any order or ruling (that has not been vacated, withdrawn or overturned), (i) restraining or prohibiting the acquisition by Parent or Sub of any Shares under the Offer or pursuant to the Stockholder Agreements or the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Stockholder Agreements, or obtaining from the Company, Parent or Sub any damages in connection with the aforesaid transactions that are material in relation to the Company and its subsidiaries taken as a whole, (ii) prohibiting or materially limiting the ownership or operation by a whole, (ii) prohibiting or materially limiting the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, or Parent and its subsidiaries, in each case taken as a whole, or compelling the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, or Parent and its subsidiaries, in each case taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement or the Stockholder Agreements, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, or (iv) prohibiting Parent or any of its subsidiaries from effectively controlling in any material respect any significant portion of the business or operations of the Company and its subsidiaries taken as a whole;

            (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity or court, that results, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph
      (a) above;

            (c) there shall have occurred any Material Adverse Change with respect to the Company;

            (d) (i) the Board of Directors of the Company or any committee thereof shall have (A) withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement or (B) approved or recommended any Takeover Proposal, (ii) the Company shall have entered into any agreement with respect to any Takeover Proposal or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

            (e) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of the Agreement and at the scheduled or extended expiration of the Offer (except to the extent that any such representation or warranty refers specifically to another date, in which case such representation or warranty shall be accurate as of such other date) and, individually or in the aggregate, such untruth or incorrectness has a Material Adverse Effect on the Company;

            (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under this Agreement, which failure to perform or comply is not substantially cured within 15 days after Parent provide the Company with notice of such failure;

            (g) this Agreement shall have been terminated in accordance with its terms; or

            (h) the Company shall have any debt for borrowed money other than as permitted under Section 7.13 hereof or under the Company's lease line of credit in an aggregate amount not exceeding Three Hundred Thousand Dollars ($300,000.00).

which, in the reasonable judgment of Parent or Sub in any such case makes it inadvisable to proceed with such acceptance for payment or payments therefor.

      The foregoing conditions in paragraphs (a) through (h) are for the sole benefit of Sub and Parent and may, subject to the terms of this Agreement, be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Terms used herein but not defined herein shall have the meanings assigned to such terms in the Agreement of which this Exhibit A is a part.